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                                                                 EXHIBIT 10.14




                             STOCKHOLDERS AGREEMENT


         STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of the 10th day of May, 1996, by and between MARK J. GORDON ("Gordon") and DAVID L. EPSTEIN ("Epstein") (Gordon and Epstein are sometimes individually referred to as a "Stockholder" and collectively referred to as the "Stockholders").

                             Preliminary Statement

         Each of the Stockholders owns a substantial number of shares of the common stock, of the par value of $1.00 per share (the "Common Stock"), of Precision Response Corporation, a Florida corporation (the "Corporation") (the shares of issued and outstanding Common Stock owned by the Stockholders from time to time, other than Unrestricted Shares, as defined below, are referred to as the "Shares"). The Stockholders desire, pursuant to Sections 607.0731 and 607.0732, Florida Statutes, and the law of contracts generally, to enter into certain agreements and to set forth certain rights and obligations between themselves pertaining to (i) certain restrictions on the transferability of the Shares, and (ii) rights and obligations to purchase and sell Shares under certain circumstances.

         NOW, THEREFORE, in consideration of the premises aforesaid, all of the covenants, agreements, terms and conditions hereinafter set forth and other good and valuable consideration paid by each of the parties to the other, the receipt and sufficiency of which are conclusively acknowledged, the parties covenant and agree as follows:

         1.      CERTAIN DEFINITIONS.

                 As used in this Agreement, the following capitalized terms shall have the respective meanings ascribed to them below:

                 (A) "Closing Date" shall mean the first business day of the month following the month in which an Election Notice to purchase Shares is given by a Remaining Stockholder pursuant to Section 4(A), (B) or (C) of this Agreement, or, with respect to a purchase which matches an Offeror's offer pursuant to Section 3, the later of (i) the closing date specified in the Offeror's offer with respect to a purchase by a Remaining Stockholder of Shares pursuant to Section 3, and (ii) the 75th day (or, if not a business day, the first business day thereafter) following the delivery of the Transfer Notice pursuant to Section 3, or, with respect to a purchase of Shares proposed as a 144 Sale pursuant to Section 3, the 15th day (or, if not a business day, the first business day thereafter) following the date on which the Transfer Notice is given.

                 (B) "Disabled" shall mean, with respect to a Stockholder, the medical certification of such Stockholder as mentally incompetent, "brain-dead," permanently comatose, etc., or
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the appointment by a court of a legal guardian to represent such Stockholder's interests as the result of mental incompetency or other permanent disability or incapacity of such Stockholder.

                 (C) "Election Notice" shall mean, as applicable, a notice to purchase Shares given by the Remaining Stockholder pursuant to Section 3 or
Section 4(A) or (B) or (C).

                 (D) "Purchase Price" shall mean, as it relates to a purchase of Shares pursuant to an Election Notice given by a Remaining Stockholder pursuant to Section 4 of this Agreement, an amount equal to the product of (i) the average last sale price of a share of Common Stock on the NASDAQ Stock Market or other stock market or exchange on which the Common Stock is trading (or the average of the high bid and low ask prices if the Common Stock is not then trading on the NASDAQ Stock Market or other market or exchange) over the five-day trading period ending on the trading day next preceding the date of death, the Stockholder becoming Disabled or the Involuntary Transfer, as the case may be, or the first anniversary of such trading day, whichever is higher, and (ii) the number of Shares to be purchased pursuant to the Election Notice, and shall mean, with respect to a purchase as a result of a proposed 144 Sale, such average price over the five-day trading period ending on the date the Transfer Notice is given (or the immediately preceding trading day if such date is not a trading day), payable in cash on the Closing Date.

                 (E) "Remaining Stockholder" shall mean, as the context requires, (i) the Stockholder who is not seeking to sell all or a portion of his Shares, as described in Section 3, (ii) the Stockholder who has not died, as described in Section 4(A), (iii) the Stockholder who is not Disabled, as described in Section 4(B), or (iv) the Stockholder whose Shares have not been involuntarily transferred, as described in Section 4(C).

                 (F) "Transferee" shall mean any person or entity, governmental or nongovernmental, who acquires any Shares or any interest in any Shares from a Stockholder by any means whatsoever, including, without limitation, as a trustee or legal or personal representative of a Stockholder, pursuant to a last will and testament or the laws of intestacy, by gift, through foreclosure or other creditor action, pursuant to bankruptcy or insolvency proceedings, by a sale or other voluntary disposition, by judicial decree or order of any kind (including pursuant to separation or divorce proceedings or settlements), by any other involuntary transfer, or through any other transfer effected by operation of law.

                 (G) "Unrestricted Shares" shall mean (i) any shares of Common Stock owned by either Stockholder on the date hereof as a trustee or other fiduciary, including as a voting trustee, and any shares transferred by either Stockholder to family limited partnerships, family trusts or similar entities in connection with





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or within a reasonable time following the Corporation's contemplated initial public offering of its Common Stock, and (ii) any shares of Common Stock hereafter acquired by either Stockholder in an open-market transaction (including any shares of Common Stock so acquired by any Transferee under Section 2(B)(i) or (iii) or by any other Transferee who may hold Shares subject to this Agreement).

         2.      RESTRICTIONS ON TRANSFER OR DISPOSITION OF STOCK.

                 (A) Rights of Transferees In General. Each Transferee shall, unless this Agreement expressly provides otherwise, hold any Shares or interest in the Shares subject to all of the provisions of this Agreement, and shall be bound by all provisions of this Agreement (including the obligations herein to sell such Shares to the Remaining Stockholder), and shall make no further transfers except as expressly permitted under this Agreement.

                 (B) Restrictions on Disposition of Shares or Interests Therein. No Stockholder may transfer, sell, give, donate, assign, pledge (other than the existing pledge by Epstein in favor of Gordon), hypothecate, alienate or otherwise dispose of any of his Shares or any interest in his Shares except:

                               (i)         Subject to the provisions of Section
4(A) or (B) hereof, by way of bequest or inheritance upon death or transfer to a legal guardian or representative upon disability, in which event the Transferee(s) of the Shares shall be subject to the obligation to sell such Shares so acquired to the Remaining Stockholder if required under Section 4(A) or (B) (provided that to the extent the Remaining Stockholder does not exercise his right to purchase such Shares, such Shares shall, in the hands of such Transferee(s), then be unrestricted by this Agreement);

                              (ii)         By way of bona fide sale or 144 Sale
(as defined below) made in accordance with Section 3 below;

                             (iii)         By way of inter vivos gift, in which
event the Transferee(s) of the Shares shall hold such Shares subject to the provisions of this Section 2 and Section 3, and subject to the provisions of
Section 4 (with respect to which the death or disability of the transferor shall remain the event which triggers the Remaining Stockholder's purchase option); or

                              (iv)         Pursuant to a registration under any
registration rights agreement(s) now or hereafter in effect between a Stockholder and the Corporation, or pursuant to any other registered offering in which both Stockholders are registering Shares for sale to the public (in which event Transferees may purchase and own such registered Shares unrestricted by this Agreement).





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                          Unless this Agreement is complied with fully, any
purported sale, transfer or other transaction shall be ineffective, null and void and of no force or effect, ab initio. So long as this Agreement shall remain in force, there shall be inscribed conspicuously upon each certificate representing any Shares the following restrictive legend:

                 THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CERTAIN STOCKHOLDERS AGREEMENT AND ALL AMENDMENTS THERETO, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION, AND ANY SALE, BEQUEST, PLEDGE ENCUMBRANCE, MORTGAGE, TRANSFER, GIFT, ASSIGNMENT, DISTRIBUTION OR OTHER DISPOSITION OF THIS CERTIFICATE IN VIOLATION OF SAID AGREEMENT SHALL BE INVALID AND NULL AND VOID AND OF NO FORCE OR EFFECT.

         3.      BONA FIDE SALE TO AN UNRELATED THIRD PARTY.

                 (A) Sale of Shares. A Stockholder may sell all or any portion of his Shares, for consideration consisting solely of cash, cash equivalents, marketable securities and/or notes (the "Permitted Consideration"), pursuant to a bona fide offer to purchase all or a portion of his Shares from an unrelated third party, or pursuant to a 144 Sale (as defined below), subject to the restrictions and rights set forth in this Section 3.

                 (B) First Refusal. If a Stockholder shall receive a bona fide offer to purchase all or a portion of his Shares for the Permitted Consideration from an unrelated third party (the "Offeror") or desires to sell some of his Shares pursuant to Rule 144 under the Securities Act of 1933, as amended, through a licensed securities broker (a "144 Sale"), such Stockholder (the "Transferring Stockholder") shall serve a notice (the "Transfer Notice") upon the other Stockholder (the "Remaining Stockholder"). The Transfer Notice shall set forth the exact terms of the offer so received from the Offeror (including the price per Share being offered and the closing date for the purchase), together with a copy of such offer, and shall state the desire of the Transferring Stockholder to sell such Shares to the Offeror on such terms and conditions, or the Transferring Stockholder's intention to complete a 144 Sale, specifying the number of Shares to be sold, as the case may be. Within 45 days following the giving of the Transfer Notice with respect to an Offeror transaction, and within three business days following the giving of the Transfer Notice with respect to a proposed 144 Sale, the Remaining Stockholder shall give notice to the Transferring Stockholder ("Election Notice") electing one of the following alternatives: (a) to consent to the sale to the Offeror or the 144 Sale (in which event the sale may be completed and the Shares sold shall be transferred free of all restrictions imposed by this Agreement, provided that the sale must close within 30 days following the closing date specified in the Offeror's





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offer, or within ten (10) days of the Transfer Notice if a 144 Sale (as applicable), failing which the offer or proposed 144 Sale shall then again be subject to the Remaining Stockholder's election rights under this Section 3), or (b) to purchase all of the Shares subject to the Offeror's offer or proposed 144 Sale at the purchase price specified in the Transfer Notice and on the other terms and conditions contained in the Offeror's offer, if an Offeror transaction, or at the Purchase Price, if a 144 Sale, in which event the purchase shall be consummated in accordance with the provisions of Section 5 below.

         4. BUY-OUT UPON THE DEATH OR PERMANENT DISABILITY OF A STOCKHOLDER OR UPON AN INVOLUNTARY TRANSFER OF SHARES.

                 (A) Buy-Out Upon Death. In the event a Stockholder shall die (a "Deceased Stockholder"), upon the election of the other Stockholder (the "Remaining Stockholder"), which must be made within one year following the date of death by giving written notice ("Election Notice") to the personal representative of the estate of the Deceased Stockholder (or the devisee or inheritor of the Shares, if title to same has been passed to such person in the estate proceedings), the estate, personal representative, devisee or heir (as the case may be) of such Deceased Stockholder shall be obligated to sell, and the Remaining Stockholder shall be obligated to purchase, for the Purchase Price, in cash, all or a portion (as designated by the Remaining Stockholder) of the Shares previously owned by the Deceased Stockholder. The Remaining Stockholder is under no obligation to make an election to purchase any of such Shares.

                 (B) Buy-Out Upon Permanent Disability. If a Stockholder becomes Disabled (a "Disabled Stockholder"), upon the election of the other Stockholder (the "Remaining Stockholder"), which must be made within one year following the date the Disabled Stockholder is deemed Disabled by giving written notice (the "Election Notice") to the Disabled Stockholder or his legal representative, such Disabled Stockholder or his legal representative shall have the obligation to sell, and the Remaining Stockholder shall have the obligation to purchase, for the Purchase Price, in cash, all or a portion (as designated by the Remaining Stockholder) of the Disabled Stockholder's Shares. The Remaining Stockholder is under no obligation to make an election to purchase any of the Disabled Stockholder's Shares.

                 (C) Buy-Out Following an Involuntary Transfer. In the event that, notwithstanding the restrictions contained in this Agreement, all or any of the Shares of a Stockholder are involuntarily transferred to any Transferee due to, or as a result of, without limitation, foreclosure or other creditor action, the bankruptcy or insolvency of a Stockholder, by judicial order or decree of any kind (including, without limitation, a separation or divorce decree or similar decree or order), or other involuntary transfer or transfer by operation of law (other than pursuant to





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the death or disability of a Stockholder, which are covered under Sections 4(A)
and 4(B) respectively) (as the case may be, an "Involuntary Transfer"), the other Stockholder (the "Remaining Stockholder") shall have the right, at any time within the one-year period following the date of the Involuntary Transfer, to purchase all or any portion (as designated by the Remaining Stockholder) of the Shares so transferred from the Transferee, for the Purchase Price, in cash, by giving written notice to that effect ("Election Notice") to the Transferee. The Remaining Stockholder is under no obligation to make such election.

         5.      CLOSING.

                 If, pursuant to an Election Notice served pursuant to Section 3 or Section 4 of this Agreement, the Remaining Stockholder has elected to purchase Shares, a closing of such purchase (a "Closing") shall take place at the offices of the Corporation on the Closing Date. At any such Closing:

                 (A) Stock Certificates. The seller of the Shares shall deliver or cause to be delivered to the purchaser certificates representing the Shares to be sold pursuant hereto, duly endorsed in blank or accompanied by stock powers endorsed in blank, with signature(s) guaranteed, and accompanied by any requisite transfer tax stamps.

                 (B) Payment of Purchase Price. The purchaser shall (i) pay to the seller the Purchase Price or other consideration required under
Section 3 (as applicable) in the manner required, and (ii) deliver any other documents required to be delivered to the purchaser. In the event that the Closing Date occurs prior to the one-year anniversary of the death, disability or Involuntary Transfer event (with respect to a purchase under Section 4), the Purchase Price payable on the Closing Date shall be the one calculated with reference to the date of death, disability or Involuntary Transfer; provided, however, if the Purchase Price is ultimately determined to be the amount calculated with respect to the first anniversary thereof, within 30 days following such first anniversary the purchaser shall pay to the seller, in cash, the additional amount required fully to pay the Purchase Price. If the Closing Date is prior to such first anniversary, the purchased Shares will be placed in escrow with the Corporation's general outside counsel, pursuant to an escrow agreement in form and content reasonably acceptable to all parties, pending the payment of additional Purchase Price, if any, and, if the purchaser breaches its obligation to pay any such additional Purchase Price, all of the purchased Shares shall be voted for all purposes as directed by the seller, it being agreed that such voting agreement shall be specifically enforceable, and such voting agreement shall be evidenced by such documentation as may be reasonably required by the seller.





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                 (C)      Settlement of Outstanding Loans.  There shall be
repaid in full, whether or not then due, all unrepaid loans which theretofore shall have been made by the Remaining Stockholder to the other Stockholder, and vice versa, and all unpaid interest, if any, which shall have accrued thereon.

                 (D) Consents. The Remaining Stockholder and the other Stockholder or Transferee (as applicable) shall use their collective best efforts to obtain all required consents, if any, of lenders, lessors and other third parties to the sale transaction in question, and, to the extent that, despite such best efforts, such consents cannot be obtained, the parties shall cooperate with one another to agree on any reasonable arrangement that would fulfill, to the extent possible, the intent of such sale transaction.

         6.      TERMINATION.

                 This Agreement and the rights and obligations of, and restrictions placed on, and the undertakings agreed to by, the Stockholders hereunder shall terminate and become null and void immediately upon the occurrence of any of the following:

                 (A) A final decree of bankruptcy against, or a dissolution (other than for failing to file an annual report) of, the Corporation; or

                 (B) A Stockholder becoming the owner of all of the Shares; or

                 (C) The execution of an instrument by both of the Stockholders pursuant to which such parties agree to terminate this Agreement; or

                 (D) The death and/or becoming Disabled of both of the Stockholders within a 90-day period; or

                 (E) The date on which the sum of the aggregate number of shares of Common Stock owned by the Stockholders, immediate family members of the Stockholders, trusts or other entities the beneficiaries of which are principally either of the Stockholders and/or their respective family members or lineal descendants, and shares of Common Stock the power of which to vote is vested in either of the Stockholders represents less than 40% of the issued and outstanding capital voting stock of the Corporation.

         7.      NOTICES.

                 All notices, demands, requests, consents and approvals which may or are required to be given or made pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally or mailed by prepaid certified or registered mail, return receipt requested, to the address of each of the parties hereto as set forth beneath their respective





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signatures on the execution page(s) of this Agreement or such other address as any of the parties may from time to time advise the other parties hereto by notice in writing. The date of receipt of any such notice, demand, request, consent or approval shall be deemed to be the date of giving of such notice, demand, request, consent or approval if delivered personally, or if mailed, as aforesaid, the third (3rd) day of business following the date of such mailing.

         8.      GOVERNING LAW.

                 The parties acknowledge that this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida from time to time obtaining.

         9.      MISCELLANEOUS.

                 (A) Shares. All references in this Agreement to the Shares shall be deemed to include (i) all subsequent acquisitions of shares of the capital stock of the Corporation by any of the Stockholders and (ii) the acquisition of shares of capital stock by the Stockholders pursuant to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization or the like, occurring after the date hereof, as a result of which shares of any class shall be issued in respect of the Shares, or the Shares shall be changed into the same or a different number of shares of the same or another class or classes of stock. Any transfer of Shares or any interest therein in violation of this Agreement is void ab initio.

                 (B) Final Agreement. This Agreement constitutes the entire final agreement between the parties with respect to, and, as more particularly set forth in Section 12 below, supersedes any and all prior agreements among the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

                 (C) Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective administrators, legal representatives, nominees, heirs, successors and permitted assigns and transferees, subject, however, to all limitations and restrictions placed upon Transferees under this Agreement. If any Transferee shall acquire any Shares in any manner, whether by operation or law or otherwise, such Shares shall be held subject to all of the terms of this Agreement and, by taking and holding such Shares, such Transferee shall be deemed conclusively to have agreed to be bound by and to perform all of the terms of this Agreement.

                 (D) Severability. If any provision of, or restriction contained in, this Agreement shall be held to be invalid or





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unenforceable, and is not reformed by a court of competent jurisdiction (which the court is hereby urged to do in lieu of striking a provision entirely), such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

                 (E) Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

                 (F) Waivers. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

                 (G) Usage. Wherever in this Agreement the masculine gender is used, it shall be deemed to include the feminine or neuter, and the use of the singular or plural shall be deemed to include the other, in each case, as the context requires.

                 (H) Further Assurances. Each party hereto covenants and agrees with the other that each of them shall upon the reasonable request of the other do, execute or cause to be made, done or executed all such further and lawful acts, deeds, things, devices, agreements, instruments and assurances whatsoever for the better or more perfect and absolute performance of the terms, conditions and provisions of this Agreement.

         10.     LEGAL REPRESENTATION.

                 Each of the Stockholders acknowledges and agrees that he has been advised of the importance of retaining independent legal counsel to represent his interests in connection with the preparation, negotiation, execution and delivery of this Agreement.

         11.     PRELIMINARY STATEMENT.

                 The parties agree that the Preliminary Statement set forth at the head of this Agreement is true and correct and constitutes a part of this Agreement.

         12.     PRIOR AGREEMENTS.

                 All agreements between the parties existing as of the date hereof, insofar (but only insofar) as they relate to rights or obligations on the part of either Stockholder to purchase or sell Shares from or to the other Stockholder, or for the Corporation to purchase the Shares of a Stockholder, are hereby superseded by this Agreement. All other provisions of any such existing agreements, including any provisions providing for the acceleration of purchase money indebtedness owed by Epstein to Gordon (which are intended to





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be, and hereby are, affirmed in Section 5(C) of this Agreement), shall remain of full force and effect.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                          /s/ Mark J. Gordon
                                          -------------------------
                                          MARK J. GORDON

                                          Address: 3715 N.E. 214th Terrace
                                                   Aventura, Florida 33180

                                          /s/ David L. Epstein
                                          --------------------------
                                          DAVID L. EPSTEIN

                                          Address: 2957 Westbrook
                                                   Ft. Lauderdale, Florida 33332


ACKNOWLEDGED AND ACCEPTED:

PRECISION RESPONSE CORPORATION


By: /s/ Mark J. Gordon
   ----------------------
    Mark J. Gordon, CEO





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